Exhibit 10.4

Execution Version

MASTER TERMS AND CONDITIONS FOR PREPAID VARIABLE SHARE FORWARD TRANSACTIONS

BETWEEN CITIBANK, N.A. AND 2829908 DELAWARE LLC

The purpose of this Master Terms and Conditions for Prepaid Variable Share Forward Transactions (including the Annexes hereto, the “Master Confirmation”), dated as of May 19, 2023, is to set forth certain terms and conditions for one or more prepaid variable share forward transactions that 2829908 Delaware LLC, a Delaware limited liability company (“Counterparty”) will enter into with Citibank, N.A. (“Citibank”) from time to time. Each such transaction (a “Transaction”) entered into between Citibank and Counterparty that is to be subject to this Master Confirmation shall be evidenced by (i) a supplemental confirmation substantially in the form of Annex A hereto (a “Supplemental Confirmation”) and (ii) a pricing supplement substantially in the form of Annex B hereto (a “Pricing Supplement”), each with such modifications thereto as to which Counterparty and Citibank mutually agree. This Master Confirmation, each Supplemental Confirmation and the related Pricing Supplement together shall constitute a “Confirmation” as referred to in the Agreement specified below.

1. The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Master Confirmation.

This Master Confirmation, each Supplemental Confirmation and the related Pricing Supplement evidence a complete binding agreement between Citibank and Counterparty as to the terms of the Transaction to which this Master Confirmation, such Supplemental Confirmation and such Pricing Supplement relate. This Master Confirmation, each Supplemental Confirmation and the related Pricing Supplement supplement, form a part of, and are subject to, an agreement in the form of the ISDA 2002 Master Agreement, as published by ISDA, as if Citibank and Counterparty had executed that agreement on the date hereof (without any Schedule but with the modifications and elections set forth herein, the “Agreement”). All provisions contained in the Agreement govern this Master Confirmation, each Supplemental Confirmation and the related Pricing Supplement except as expressly modified herein or in the related Supplemental Confirmation or Pricing Supplement. For the avoidance of doubt, the Transactions under this Master Confirmation shall be the only transactions under the Agreement and shall not be subject to any other (existing or deemed) master agreement to which Citibank and Counterparty are parties.

THIS MASTER CONFIRMATION, EACH SUPPLEMENTAL CONFIRMATION, THE RELATED PRICING SUPPLEMENT AND THE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND THERETO OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS. NOTHING IN THIS PROVISION SHALL PROHIBIT EITHER PARTY FROM BRINGING AN ACTION TO ENFORCE A MONEY JUDGMENT IN ANY OTHER JURISDICTION.

If, in relation to any Transaction to which this Master Confirmation, each Supplemental Confirmation and the related Pricing Supplement, relate, there is any inconsistency between the Agreement, this Master Confirmation, such Supplemental Confirmation, the related Pricing Supplement, and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Pricing Supplement; (ii) such Supplemental Confirmation; (iii) this Master Confirmation; (iv) the Equity Definitions; and (v) the Agreement.

Each party will make each payment specified in this Master Confirmation or each Supplemental Confirmation and the related Pricing Supplement as being payable by such party, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in a manner customary for payments in the required currency.

This Master Confirmation and the Agreement, together with the Supplemental Confirmation and the related Pricing Supplement relating to a Transaction, shall constitute the written agreement between Counterparty and Citibank with respect to such Transaction.

2. Set forth below are the general terms and conditions related to the prepaid variable share forward transactions which, together with the terms and conditions set forth in the Supplemental Confirmation and related Pricing Supplement (in respect of the related Transaction), shall govern such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Seller:	Counterparty.

Buyer:	Citibank.

Shares:	The common shares of Li-Cycle Holdings Corp. (the “Issuer”) (Exchange symbol “LICY”), or security entitlements in respect thereof.

Components:	Each Transaction shall be divided into a number of individual Components equal to the Number of Components for such Transaction, each with the terms set forth in this Master Confirmation, the related Supplemental Confirmation and the Pricing Supplement, and in particular with the Number of Shares and Scheduled Valuation Dates set forth in the related Pricing Supplement. The payments and deliveries to be made upon settlement of each Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Number of Shares:	For each Component of a Transaction, as set forth in the related Pricing Supplement, to be determined as follows:

(i) if Citibank or its affiliates have established Citibank’s initial Hedge Position in respect of the Maximum Number of Shares set forth in the Supplemental Confirmation, to be equal to (A) the Maximum Number of Shares divided by (B) the Number of Components; and

(ii) otherwise, to be equal to (x) the number of Shares for which Citibank or its affiliate have established Citibank’s initial Hedge Position during the Hedge Period divided by (y) the Number of Components, in each case rounded using a rounding convention determined by the Calculation Agent, with any remainder allocated to the final Component. For the avoidance of doubt, for each Transaction the sum of the Number of Shares in respect of all Components of such Transaction shall be equal to the Maximum Number of Shares or the number of Shares determined pursuant to clause (ii)(x) above, as the case may be, for such Transaction.

Number of Components:	For each Transaction, as set forth in the related Supplemental Confirmation.

Maximum Number of Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.

Highest Maximum Number of Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.

Hedge Period:	For each Transaction, the period commencing on, and including, the Hedge Period Start Date and ending on, and including, the earlier of (i) the Scheduled Trading Day on which Citibank (or any of its affiliates) finishes establishing Citibank’s initial Hedge Position in respect of the Highest Maximum Number of Shares and (ii) the Cutoff Date (such earlier date, as specified in the Pricing Supplement, the “Hedge Completion Date”). If Citibank (or any of its affiliates) does not finish establishing Citibank’s initial Hedge Position in respect of such Transaction by the close of the regular trading session on the Exchange on the Cutoff Date, the aggregate Number of Shares for all Components under such Transaction shall be reduced to the number of Shares for which Citibank (or any of its affiliates) shall have established Citibank’s initial Hedge Position in respect of such Transaction, and the Calculation Agent may make any corresponding mechanical adjustments to the terms of such Transaction necessary to reflect such reduction.

Promptly following the Hedge Completion Date for each Transaction, Citibank shall deliver the Pricing Supplement for such Transaction to Counterparty and, absent any manifest error in such Pricing Supplement, Counterparty shall countersign such Pricing Supplement.

Hedge Period Start Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Cutoff Date:	For each Transaction, as set forth in the related Supplemental Confirmation, subject to “Market Disruption Event” below.

Initial Share Price:	For each Transaction, as set forth in the related Pricing Supplement, to be the volume-weighted average price per Share at which Citibank (or any of its affiliates) establishes its initial hedge of the equity price risk undertaken by Citibank with respect to such Transaction by selling Shares in transactions conforming to the volume and manner-of-sale conditions described in Rule 144(e), (f) and (g) under the Securities Act (“Rule 144”) at such times and in such amounts as are determined in the exercise of Citibank’s commercially reasonable discretion, subject to the Hedge Parameters.

Hedge Parameters:	For each Transaction, as set forth in the related Supplemental Confirmation.

Prepayment:	Applicable.

Prepayment Amount:	For each Transaction, as set forth in the related Pricing Supplement, to be an amount in USD equal to the product of (i) the Initial Share Price, (ii) the aggregate Number of Shares in respect of all Components under such Transaction and (iii) the Prepayment Percentage.

Prepayment Percentage:	For each Transaction, as set forth in the related Supplemental Confirmation.

Prepayment Date:	For each Transaction, as set forth in the related Pricing Supplement, to be the later of (i) the second Currency Business Day immediately following the Hedge Completion Date and (ii) the Currency Business Day on which all of the conditions specified in Section 4 of this Master Confirmation are satisfied or waived by Citibank; provided that if such conditions are satisfied or waived after 3:00 p.m., New York time, on any Currency Business Day, the Prepayment Date shall be the next following Currency Business Day.

Variable Obligation:	Applicable.

Forward Floor Price:	For each Transaction, as set forth in the related Pricing Supplement, to be the product of the Initial Share Price and the Forward Floor Percentage.

Forward Floor Percentage:	For each Transaction, as set forth in the related Supplemental Confirmation.

Forward Cap Price:	For each Transaction, as set forth in the related Pricing Supplement, to be the product of the Initial Share Price and the Forward Cap Percentage.

Forward Cap Percentage:	For each Transaction, as set forth in the related Supplemental Confirmation.

Exchange:	The New York Stock Exchange.

Related Exchange(s):	All Exchanges.

Clearance System:	The Depository Trust Company.

Valuation:

In respect of any Component:

Valuation Dates:	As set forth in the related Pricing Supplement (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already a Valuation Date for another Component under any Transaction); provided that, if that date is a Disrupted Day, the Valuation Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and that is not or is not deemed to be a Valuation Date in respect of any other Component under any Transaction; provided, further, that, if the Valuation Date for any Component has not occurred pursuant to the preceding proviso as of the Final Disruption Date for such Transaction, the Final Disruption Date shall be the Valuation Date for such Component (irrespective of whether such day is a Valuation Date in respect of any other Component under any Transaction) and the Settlement Price for the Final Disruption Date shall be determined by the Calculation Agent in good faith and in a commercially reasonable manner. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Valuation Date, the Calculation Agent may determine that such Valuation Date is a Disrupted Day only in part, in which case (i) the Calculation Agent shall make adjustments to the Number of Shares for the relevant Component for which such day shall be the Valuation Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Valuation Date for the remaining Shares for such Component, and (ii) the Settlement Price for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day. Such determination shall be based on, among other factors, the duration of any

Market Disruption Event, the volume, historical trading patterns and price of the Shares and the effect of any Market Disruption Event on Citibank’s theoretical hedge position. Any Scheduled Trading Day on which, as of the Trade Date, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled following the Trade Date, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date.

The Calculation Agent shall notify the parties of the occurrence of each Disrupted Day as promptly as practicable, and shall use good faith efforts to notify the parties of any determination hereunder no later than the third Exchange Business Day immediately following the last consecutively affected Scheduled Trading Day.

Final Disruption Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Market Disruption Event:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by replacing the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time” with the words “at any time on any Scheduled Trading Day that otherwise would be a Valuation Date” and replacing the words “or (iii) an Early Closure” with “(iii) an Early Closure that the Calculation Agent determines is material or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

For each Disrupted Day that occurs in the Hedge Period, Citibank may in its reasonable discretion postpone the Cutoff Date by one Scheduled Trading Day.

Regulatory Disruption:	Any event that Citibank determines in its good faith, reasonable discretion, based on the advice of counsel, it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies or procedures adopted in good faith to address any such requirements (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Citibank) and applied in a manner consistent with their application to similar transactions for Citibank to refrain from or decrease any market activity in which it would otherwise engage in connection with the relevant Transaction; provided that such requirements, policies or procedures are generally applicable in similar situations and are applied in a consistent manner to similar transactions. Whenever a Regulatory Disruption occurs, Citibank shall notify Counterparty of such occurrence as soon as reasonably practicable under the circumstances and of any Valuation Date(s) affected by it; provided that Citibank shall not be required to communicate to Counterparty the reason for Citibank’s exercise of its rights pursuant to this provision if Citibank reasonably determines in good faith that disclosing such reason may result in a violation of any legal, regulatory, or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Citibank).

Settlement Terms:

In respect of any Component:

Settlement Method Election:	Applicable; provided that the same settlement method shall apply to each Component of a Transaction.

Electing Party:	Counterparty; provided that if Citibank determines in good faith and based on advice of outside counsel that it is required to cash settle any Transaction in order to comply with Ontario securities legislation, then Cash Settlement shall continue to apply notwithstanding the Counterparty’s election.

Settlement Method Election
Date:	For each Transaction, the date that is ten Scheduled Trading Days before the first Scheduled Valuation Date of any Component of such Transaction.

Default Settlement Method:	Cash Settlement.

Initial Cash Settlement
Payment:	If Cash Settlement is applicable to a Transaction, Counterparty shall pay Citibank the Initial Cash Settlement Amount on the Currency Business Day immediately preceding the first Scheduled Valuation Date. If Counterparty fails to make the foregoing payment or to pay any Forward Cash Settlement Amount when due, Citibank shall be entitled to elect Physical Settlement for the Transaction or one or more Components thereof notwithstanding Counterparty’s election.

Initial Cash Settlement
Amount:	In respect of a Transaction to which Cash Settlement is applicable, an amount in USD equal to (a) the Number of Shares to be Delivered (determined without regard to rounding) multiplied by (b) the Settlement Price (where, only for the purposes of the Initial Cash Settlement Amount, the Settlement Price used for the calculation (including of the Number of Shares to be Delivered) shall equal the closing price of the Shares on the Exchange on the Exchange Business Day immediately preceding the date the Initial Cash Settlement Payment is due (or, if no such closing price is available on such day, such closing price shall be a price determined by the Calculation Agent).

Forward Cash Settlement
Amount:	In respect of a Transaction to which Cash Settlement is applicable, an amount in USD (which may be positive or negative) equal to (a) the “Forward Cash Settlement Amount” as determined under Section 8.5 of the Equity Definitions minus (b)(1) the Initial Cash Settlement Amount divided by (2) the number of Components for such Transaction.

In lieu of Section 8.4(b) of the Equity Definitions, if the Forward Cash Settlement Amount is a positive number, then Counterparty shall pay to Citibank the Forward Cash Settlement Amount on the relevant Cash Settlement Payment Date; if the Forward Cash Settlement Amount is a negative number, then Citibank shall pay to Counterparty the absolute value of the Forward Cash Settlement Amount on the relevant Cash Settlement Payment Date; and if the Forward Cash Settlement Amount is zero, no payments shall occur.

Settlement Currency:	USD (as defined in the 2006 ISDA Definitions).

Settlement Price:	The volume-weighted average price per Share on the relevant Valuation Date, as reported by Bloomberg on such Exchange Business Day, on Bloomberg Page “LICY <equity> AQR <Go>” (or any successor page thereto); provided that, if such price is not so reported for any reason or is, in the Calculation Agent’s good faith and commercially reasonable discretion, erroneous, such Settlement Price determined by the Calculation Agent in good faith and in a commercially reasonable manner.

Settlement Date:	The date that is one Settlement Cycle immediately following the Valuation Date for such Component (or, if such date is not a Clearance System Business Day, the next following Clearance System Business Day).

Cash Settlement

Payment Date:	The date that is one Settlement Cycle immediately following the Valuation Date for such Component (or, if such date is not a Currency Business Day, the immediately following Currency Business Day).

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 8.4(b) and Section 9.2(a)(iii) of the Equity Definitions.

Share Adjustments; Dividend Payments:

In respect of any Component:

Method of Adjustment:	Calculation Agent Adjustment; provided that the Equity Definitions shall be amended by replacing the words “diluting or concentrative” in Sections 11.2(a), 11.2(c) (in two instances) and 11.2(e)(vii) with the words a “material economic ” and by adding the words “or the Transaction” after the words “theoretical value of the relevant Shares” in Sections 11.2(a), 11.2(c) and 11.2(e)(vii); provided, further, that adjustments may be made to account for any withholding or deduction of taxes (without duplication of any withholding to the extent Citibank is fully indemnified for such withholding pursuant to the Security Agreement) and changes in volatility, expected dividends, stock loan rate and liquidity relative to the relevant Share or the Transaction; provided, further that the parties hereto agree that any Share repurchases by the Issuer that are not Tender Offers, including those pursuant to Rule 10b-18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10b5-1 of the Exchange Act or pursuant to forward contracts or accelerated stock repurchase contracts or similar derivatives transactions on customary terms, at prevailing market prices, volume-average weighted prices and discounts thereto (all such repurchased Shares, the “Repurchased Shares”) shall not be considered Potential Adjustment Events; and provided, further, that the preceding proviso shall not apply to the extent that the aggregate Repurchased Shares in the form of Shares during the term of any Transaction would exceed 5% of the number of Shares outstanding as of the Trade Date, as determined in good faith and in a commercially reasonable manner by the Calculation Agent.

Cash Dividend Payments:	If at any time during the period from, but excluding, the Hedge Period Start Date to, and including, the Valuation Date for any Component, an ex-dividend date for a cash dividend or distribution (a “Cash Dividend”) occurs with respect to the Shares, Counterparty will make a cash payment to Citibank, on the date such Cash Dividend is paid by the Issuer to holders of Shares, of an amount of cash equal to the product of (i) the Gross Dividend Amount per Share of such Cash Dividend, and (ii) the number of Shares that Citibank and/or its affiliates, as applicable, theoretically would be short in order to hedge the equity price risk of the relevant Component as of the close of the regular trading session on the Exchange on the Exchange Business Day immediately preceding the ex-dividend date for such Cash Dividend (each such amount, a “Dividend Payment”) (it being understood, for the avoidance of doubt, that such Dividend Payment shall be subject to any netting against the Manufactured Dividend (defined in the Security Agreement) as provided in Section 11 of the Security Agreement); provided that, in the event that (i) the amount of such Dividend Payment is different from the Manufactured Dividend (as defined in the Security Agreement) corresponding to such Cash Dividend or (ii) such Cash Dividend does not constitute an ordinary cash dividend by the Issuer, as determined by the Calculation Agent, then, in either case, the Calculation Agent may adjust one or more of the Forward Floor Price, the Forward Cap Price, the Number of Shares, or any other variable relevant to the valuation, settlement, payment or other terms of such Component, including requiring Counterparty to make a payment to Citibank, to reflect the effect of such Cash Dividend on the fair value of such Component.

Gross Dividend Amount:	With respect to a Cash Dividend, an amount equal to the actual dividend or distribution per Share before withholding or deduction of taxes at the source by or on behalf of any applicable authority having power to tax in respect of such dividend and excluding any imputation or other credits, refunds or deductions granted by any applicable authority having power to tax in respect of such dividend or distribution and any taxes, credits, refunds or benefits imposed, withheld, assessed or levied thereon.

Extraordinary Events:

Merger Event:	Section 12.1(b) of the Equity Definitions is amended by adding “arrangement,” after each instance of “amalgamation,”.

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, (i) the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors),” and (ii) the following phrase shall be inserted at the end thereof: “and (iii) in the case of a Merger Event, of an entity or person that is a corporation organized under the laws of Canada or any province or territory thereof or under the laws of the United States, any State thereof or the District of Columbia”.

Announcement Event:	If (i) an Announcement Date occurs in respect of any event or transaction that would, if consummated, lead to a Merger Event (for purposes of this and related provisions, the definition of Merger Event shall be read with the references therein to “100%” being replaced by “25%” and references to “50%” being replaced by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), a Tender Offer, or other acquisition or disposition by Issuer and/or its subsidiaries where the aggregate consideration or value exceeds 25 % of the market capitalization of Issuer as of the Announcement Date (such other acquisition or disposition, a “Significant Transaction”) or (ii) there is a public announcement or statement, in each case, by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertakings that may include, a Merger Event, Tender Offer or Significant Transaction, or any subsequent announcement or statement of a change to such intention (the occurrence of (i) or (ii), an “Announcement Event”), as determined by the Calculation Agent, then the “Consequences of Announcement Event” set forth below shall apply in respect of such Announcement Event. For purposes of any Transaction, a Significant Transaction shall be an Extraordinary Event.

Announcement Date:	The definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions is hereby amended by (i) adding the words “or a Significant Transaction” immediately following the words “Merger Event” in the second and third lines thereof, (ii) replacing the word “leads to the” with the words “would, if consummated, lead to a” in the third and the fifth lines thereof, (iii) adding after the words “voting shares” in the fifth line thereof the words “, voting power or Shares” and (iv) inserting the words “by the Issuer, any Valid Third-Party Entity and/or any of their respective affiliates, agents, subsidiaries or representatives, or any subsequent public announcement of a change to such transaction or intention (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuance of, such a transaction or intention)” at the end of each of clauses (i) and (ii) thereof.

Valid Third-Party Entity:	In respect of any transaction or event, any third party that has a bona fide intent to enter into or consummate such transaction or event (it being understood and agreed that in determining whether such third party has such a bona fide intent, the Calculation Agent may take into consideration the effect of the relevant announcement by such third party on the Shares).

Consequences of Announcement
Event:	With respect to any Announcement Event, the Calculation Agent shall determine the economic effect of such Announcement Event on the theoretical value of each Component of the Transaction (including without limitation any change in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction) (i) within a commercially reasonable (as determined by the Calculation Agent) period of time prior to or after the relevant Announcement Date or other date of announcement and (ii) on the Valuation Date or any earlier date of termination or cancellation for such Component and if, in the case of clause (i) or (ii), such economic effect is material, the Calculation Agent shall (x) adjust the terms of such Component to reflect such economic effect and the cumulative economic effect of prior announcements related to the Announcement Event that are made by any person or entity as it determines appropriate, in good faith and in a commercially reasonable manner, and determine the effective date of such adjustment or (y) if the Calculation Agent determines, on or after the Announcement Date or other date of announcement, that no adjustment it could make under clause (x) above is likely to produce a commercially reasonable result, the Calculation Agent may notify the parties that such Component of the Transaction will be terminated, in which case the amount payable upon such termination will be determined by the Calculation Agent pursuant to the terms of this Master Confirmation as if such Announcement Event were an Extraordinary Event to which Cancellation and Payment were applicable. For the avoidance of doubt, any such adjustment shall be without prejudice to the application of the provisions set forth in the preceding sentence, “Consequences of Merger Events” and/or “Consequences of Tender Offers” with respect to any other Announcement Date in respect of the same event or transaction, or, if the related Merger Date or Tender Offer Date occurs on or prior to the Valuation Date or earlier date of termination for such Component, with respect to the related Merger Event or Tender Offer; provided that any such adjustment shall be taken into account by the Calculation Agent or the Determining Party, as the case may be, in determining any subsequent adjustment to the terms of the Transaction, or in subsequently determining any Cancellation Amount or an Early Termination Amount, as the case may be, on account of any related Announcement Date, Merger Event or Tender Offer; provided that the Calculation Agent shall make a maximum of two total adjustments in respect of any Announcement Event hereunder; provided, further that no adjustment by the Calculation Agent pursuant to any provision in this Master Confirmation shall be duplicative of any prior adjustment in respect of the same transaction or event made pursuant to any provision of this Master Confirmation.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Cancellation and Payment.

(c) Share-for-Combined:	Component Adjustment.

Tender Offer:	Applicable; provided, however, that (i) Section 12.1(d) of the Equity Definitions shall be amended by replacing (i) “10%” in the third line thereof with “25%” and (ii) the definitions of “Tender Offer” and “Tender Offer Date” in Section 12.1 of the Equity Definitions shall be amended by adding after the words “voting shares” the words “, voting power or Shares”.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Modified Calculation Agent Adjustment.

(c) Share-for-Combined:	Modified Calculation Agent Adjustment.

Composition of Combined

Consideration:	Not Applicable; provided that, notwithstanding Sections 12.1 and 12.5(b) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be determined by a holder of the Shares, the Calculation Agent will determine such composition.

Nationalization, Insolvency

or Delisting:	Cancellation and Payment; provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange and the Calculation Agent shall make any adjustments it deems necessary to the terms of the Transaction, as if Modified Calculation Agent Adjustment were applicable to such event.

Limitation on Certain

Adjustments:	Notwithstanding any provision of the Equity Definitions or this Master Confirmation to the contrary, no adjustment solely to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to any Transaction as a result of a Potential Adjustment Event or an Extraordinary Event shall increase the Number of Shares for any Transaction (other than to account for a Potential Adjustment Event of the type described in Section 11.2(e)(i) or 11.2(e)(ii)(A) of the Equity Definitions). Notwithstanding any provision of the Equity Definitions or this Master Confirmation to the contrary, if the Calculation Agent determines that no such adjustment that it could make in accordance with the preceding sentence will produce a commercially reasonable result, then the Calculation Agent may notify the parties that the consequence of such event shall be the termination of such Transaction, in which case “Cancellation and Payment” will be deemed to apply and any payment to be made by one party to the other shall be calculated in accordance with Section 12.7 of the Equity Definitions.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation”, (ii) replacing the word “Shares” with “Hedge Positions” in the sixth line thereof, (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”, (iv) deleting the words “it” and “its” in the seventh line thereof and replacing them with the words “either party” and “such party’s”, respectively, and (v) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the word “under” in clause (Y) thereof; provided, further, that any determination as to whether (i) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (A) any tax law or any specific proposals to amend the Income Tax Act (Canada) publicly announced by or on behalf of the Minister of Finance (Canada) or (B) adoption or promulgation of new regulations authorized or mandated by existing statute) or (ii) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date.

Insolvency Filing:	Applicable; Section 12.9(a)(iv) of the Equity Definitions shall be amended by adding the following after the words “or other similar law affecting creditors’ rights”:

“(including, for greater certainty, the commencement of any proceeding regarding a plan of arrangement under any corporations statute where the Issuer proposes or intends to propose an arrangement involving a compromise or conversion of liabilities with respect to any class of creditors of the corporation)”

Hedging Disruption:	Applicable; provided that:

(a) “Hedging Disruption” shall be amended in its entirety to mean that a Hedging Party is unable, after using commercially reasonable efforts, due to external circumstances generally applicable to any participants in the relevant market or any relevant segment of the market in which the Hedging Party operates, to (A) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the equity price risk of entering into and performing its obligations with respect to the Transaction in the manner contemplated by the Hedging Party on the Trade Date, or (B) realize, recover or remit the proceeds of any such transaction(s) or asset(s), provided that any such inability that (1) is incurred solely due to the deterioration of the creditworthiness of the Hedging Party, or (2) arises as a result of a failure of a system within the control of the Hedging Party, shall not be deemed a Hedging Disruption. For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing and other terms; and (b) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption.”

Increased Cost of Hedging:	Applicable; provided that:

(a) “Increased Cost of Hedging” shall be amended in its entirety to mean that the Hedging Party, due to external circumstances generally applicable to any participants in the relevant market or any relevant segment of the market in which the Hedging Party operates, would incur a materially increased (as compared with the circumstances that existed on the Trade Date) amount of tax, duty, expense or fee (other than brokerage commissions) to (A) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the equity price risk (including, for the avoidance of doubt and without limitation, stock price risk and volatility risk) of entering into and performing its obligations with respect to the Transaction, or (B) realize, recover or remit the proceeds of any such transaction(s) or asset(s), provided that any such materially increased amount that (1) is incurred solely due to the deterioration of the creditworthiness of the Hedging Party, (2) could be avoided by the Hedging Party, acting in a commercially reasonable manner based on prevailing circumstances applicable to the

Hedging Party, or (3) arises as a result of a failure of a system within the control of the Hedging Party, shall not be deemed an Increased Cost of Hedging; and (b) Section 12.9(b)(vi) of the Equity Definitions is hereby amended by inserting the following words immediately following the word “Transaction” in clause (C) thereof: “or, at the option of the Hedging Party, the portion of the Transaction affected by such Increased Cost of Hedging.”

Hedging Party:	For all applicable Additional Disruption Events, Citibank, subject to “Hedging Adjustments” below.

Determining Party:	For all applicable Extraordinary Events, Citibank, subject to “Hedging Adjustments” below.

Hedging Adjustments:	For the avoidance of doubt, whenever Determining Party or Hedging Party is permitted or required to make an adjustment or a determination of any amount pursuant to the terms of this Master Confirmation, the Equity Definitions or the Agreement to take into account the effect of any event, Determining Party or Hedging Party, as the case may be, shall make such adjustment or determination in a commercially reasonable manner by reference to the effect of such event on Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

Non-Reliance:	Applicable.

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

Transaction Documentation:	Collectively, this Master Confirmation, any Supplemental Confirmation, any related Pricing Supplement, the Agreement, the Security Agreement, the Control Agreement and each agreement or instrument delivered pursuant to the foregoing or the Collateral (as defined in the Security Agreement).

3. Calculation Agent:

Citibank; provided that, following the occurrence of an Event of Default under Section 5(a)(vii) of the Agreement with respect to which Citibank is the Defaulting Party, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent with respect to the Transaction. Whenever the Calculation Agent is required to act or to exercise judgment in any way with respect to any Transaction hereunder, it will do so in good faith and in a commercially reasonable manner. Following any determination, adjustment or calculation by the Calculation Agent, the Calculation Agent will, upon request by Counterparty, promptly, but in no event later than the 5th Exchange Business Day following such request, provide to Counterparty a report (in a commonly used file format for the storage and manipulation of financial data but without disclosing Citibank’s confidential or proprietary models or other information that may be confidential, proprietary or subject to contractual, legal or regulatory obligations to not disclose such information) displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be.

4. Conditions Precedent: With respect to each Transaction, Citibank’s obligations under such Transaction are subject to the satisfaction or waiver (such waiver to be in writing) by Citibank of the following conditions:

(a) The representations and warranties of Counterparty contained herein, in the Agreement (including as may be modified herein) and in each Credit Support Document shall be true and correct as of the Trade Date as if made on the Trade Date;

(b) Counterparty shall have performed all of the covenants and obligations to be performed by Counterparty on or prior to the Trade Date hereunder, under the Agreement (including as may be modified herein) and under each Credit Support Document;

(c) Counterparty shall have executed the related Supplemental Confirmation;

(d) Counterparty shall have executed a Pledge and Security Agreement, dated as of the date of this Master Confirmation, between Counterparty and Citibank (the “Security Agreement”);

(e) Counterparty shall have executed an Account Control Agreement, dated as of the date of this Master Confirmation, among Counterparty, Citibank and Citigroup Global Markets, Inc. (“Custodian”) (the “Control Agreement”);

(f) Counterparty shall have delivered to Citibank or Custodian on or prior to the Hedge Period Start Date a number of Shares equal to the Highest Maximum Number of Shares (the “Collateral Shares”) in the manner specified in Section 3(d) of the Security Agreement; and

(g) Citibank shall have received an opinion of New York law counsel to Counterparty within three (3) Exchange Business Days following the execution of this Master Confirmation, in form and substance satisfactory to Citibank.

5. Additional Representations and Warranties:

(a) In connection with this Master Confirmation, each Supplemental Confirmation and each Transaction hereunder, each party represents and warrants to the other party on the Trade Date of each Transaction that such party is (i) an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended, and an “eligible contract participant” as such term is defined in the Commodity Exchange Act, as amended, by virtue of being a corporation, partnership, proprietorship, organization, trust or other entity that has total assets exceeding $10,000,000 and (ii) an “accredited investor” as defined in National Instrument 45-106 Prospectus Exemptions and subsection 73.3(1) of the Securities Act (Ontario) and a “permitted client,” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations, by virtue of being person or company, other than an individual or an investment fund, that has net assets of at least CAD 25 million as shown on its most recently prepared financial statements.

(b) The parties intend for this Master Confirmation as supplemented by the relevant Supplemental Confirmation to constitute a “Contract” as described in the letter dated December 14, 1999 submitted by Robert W. Reeder and Alan. L. Beller to Michael Hyatte of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated December 20, 1999 and the letter dated November 30, 2011 submitted by Robert T. Plesnarski and Glen A. Rae to Thomas Kim of the Staff to which the Staff responded in an interpretive letter dated December 1, 2011 (collectively, the “Interpretive Letters”).

6. Counterparty Representations, Warranties and Agreements: Counterparty hereby represents and warrants to, and agrees with, Citibank on the Trade Date for each Transaction and any day on which it makes any election in respect of any Transaction (including an election of a Settlement Method) (unless another date or dates are specified below) as follows:

(a) Counterparty is not entering into such Transaction hereunder or taking any action hereunder (including any election or deemed election) or in connection herewith “on the basis of” (as defined in Rule 10b5-1(b) under the Exchange Act) or in violation of section 76 of the Securities Act (Ontario), and neither Counterparty nor any “of Counterparty’s affiliates is aware of, any material nonpublic information, fact or change concerning the Shares or the business, operations, capital or prospects of the Issuer.

(b) Counterparty is not entering into such Transaction or making any election hereunder to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of applicable law.

(c) Counterparty understands and will comply with Counterparty’s responsibilities under applicable securities laws in connection with such Transaction hereunder including, but not limited to, the provisions of Section 13 of the Exchange Act, “early warning” requirements under section 5.2 of National Instrument 62-104 – Take-Over Bids and Issuer Bids and beneficial ownership reporting requirements under National Instrument 55-104 – Insider Reporting Requirements and Exemptions (with regard to the Canadian Securities Administrators’ guidance regarding reporting of equity monetization transactions including, without limitation, CSA Staff Notice 55-312 Insider Reporting Guidelines for Certain Derivatives Transactions (Monetization)). Counterparty shall provide Citibank with an opportunity to review and comment on any filings to be made in connection with the Transaction.

(d) Counterparty (A) has not, during the preceding three months, except as set forth in any Form 144 or other notice delivered to Citibank prior to the Trade Date, sold any Shares (or security entitlements in respect thereof); and (B) agrees that Counterparty shall not, without the prior written consent of Citibank, sell any Shares (or security entitlements in respect thereof) during the period beginning on, and including, the Trade Date ending on, and including, the Hedge Completion Date. For the purposes of (A) and (B) hereof; (i) Shares shall be deemed to include securities convertible into or exchangeable or exercisable for Shares; (ii) sales shall include hedges (through swaps, options, short sales or otherwise) of any long position in the Shares (or security entitlements in respect thereof) and (iii) sales and hedges by Counterparty shall include those by any person who would be considered to be the same “person” (as such term is used in Rule 144(a)(2)) as Counterparty or “act[ing] in concert” with Counterparty (as such term is used in Rule 144(e)(3)(vi)) or any person with whom sales by Counterparty would be aggregated under Rule 144(e) (it being understood that Keperra Holdings Limited, an Ontario corporation having its registered head office situate at 210 Douglas Drive, Toronto, Ontario M4W 2B8, is not, and shall not be deemed to be, such person described in this clause (iii)).

(e) Counterparty does not know or have any reason to believe that the Issuer has not complied with the reporting requirements contained in paragraph (c)(1) of Rule 144.

(f) If Counterparty were to sell on such Hedge Period Start Date a number of Shares equal to the Number of Shares for such Transaction, such sales would comply with the volume limitations set forth in paragraph (e) of Rule 144.

(g) Counterparty will transmit for filing with the Securities and Exchange Commission, on or immediately prior to the Hedge Period Start Date for such Transaction, in the manner contemplated by Rule 144(h), a notice on Form 144 relating to such Transaction contemplated hereby in form and substance that Citibank has informed Counterparty is acceptable to Citibank.

(h) Counterparty has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy Shares in anticipation of or in connection with any sales of Shares that Citibank or an affiliate of Citibank effects in the public markets in connection with establishing Citibank’s Hedge Position with respect to any Transaction.

(i) Except as provided herein, Counterparty has not made, will not make, and has not arranged for, any payment to any person that is directly related to the sales of Shares that Citibank or an affiliate of Citibank effects in the public markets in connection with establishing Citibank’s Hedge Position with respect to any Transaction.

(j) Counterparty’s “holding period” for the Collateral Shares that are “restricted securities” (within the meaning of Rule 144), determined in accordance with Rule 144, commenced more than one year prior to the Trade Date of such Transaction. Neither the Collateral Shares nor any other Shares beneficially owned by Counterparty or any person acting jointly or in concert with Counterparty are subject to resale restrictions under Ontario securities legislation or the securities legislation of any other Canadian province or territory. Counterparty is not, and will not become, a “control person” (as such term is defined under the Securities Act (Ontario)) and is not acting and will not act jointly or in concert with any “control person”.

(k) Counterparty understands no obligations of Citibank to Counterparty hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Citibank or any governmental agency.

(l) Counterparty understands Counterparty’s investments in and liabilities in respect of a Transaction hereunder are not readily marketable, and Counterparty is able to bear any loss in connection with such Transaction, including the loss of Counterparty’s entire investment in such Transaction.

(m) COUNTERPARTY UNDERSTANDS THAT ANY TRANSACTION HEREUNDER IS SUBJECT TO COMPLEX RISKS WHICH MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.

(n) Counterparty is entering into such Transaction hereunder for Counterparty’s own account and not with a view to transfer, resale or distribution of this Master Confirmation or any Transaction thereunder and understands that such Transaction may involve the purchase or sale of a security as defined in the Securities Act and the securities laws of certain states and other jurisdictions, that any such security has not been registered under the Securities Act or the securities laws of any state or other jurisdiction and, therefore, (except for any pledge to Citibank or its affiliates) may not be sold, pledged, hypothecated, transferred or otherwise disposed of unless such security is registered under the Securities Act and any applicable state or other jurisdiction’s securities laws, or an exemption from such registration is available.

(o) Counterparty is aware and acknowledges that Citibank, its affiliates or any entity with which Citibank hedges any Transaction hereunder may from time to time take positions in instruments that are identical or economically related to such Transaction or the Shares or have an investment banking or other commercial relationship with the Issuer. In addition, Counterparty acknowledges that the proprietary trading and other activities and transactions of Citibank, its affiliates or any entity with which Citibank hedges any Transaction hereunder, including purchases and sales of the Shares in connection with, or in anticipation of, such Transaction, may affect the trading price of the Shares.

(p) Counterparty will promptly inform Citibank of any material changes in the information set forth herein occurring prior to the last Settlement Date or Cash Settlement Payment Date of any Transaction hereunder.

(q) For the avoidance of doubt, and without limiting any representation contained in Section 3(a)(iii) of the Agreement, Counterparty represents that the execution, delivery and performance of this Master Confirmation, each Supplemental Confirmation, each Credit Support Document and any other documentation relating to the Agreement to which Counterparty or any of its Affiliates is a party do not violate or conflict with any of the terms or provisions of any stockholders’ agreement, investment agreement, lock-up agreement, standstill agreement, registration rights agreement, confidentiality agreement or other agreement binding on Counterparty or its Affiliates or affecting Counterparty, its Affiliates or any of their respective assets (including its Shares).

(r) No Transaction hereunder shall violate any corporate policy of the Issuer (including, but not limited to, any window period policy) or other rules or regulations of the Issuer applicable to Counterparty or any of its Affiliates.

(s) Counterparty agrees to execute each properly completed Supplemental Confirmation not containing any manifest errors promptly following receipt thereof.

(t) Counterparty will promptly notify Citibank of the occurrence of such Event of Default under the Agreement where Counterparty is the Defaulting Party, or the occurrence of any event that with the giving of notice, the lapse of time or both would be such an Event of Default.

(u) Counterparty is not and will not be insolvent at the time such Transaction hereunder is consummated, and is not and will not be rendered insolvent as a result thereof. At the time of any payment to or for the benefit of Citibank, Counterparty does not intend and will not intend to incur, and does not incur and will not incur, debts that are beyond the ability of Counterparty to pay as they mature.

(v) Counterparty is not and, after giving effect to any Transaction contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(w) The assets used in connection with the execution, delivery and performance of the Agreement and the Transactions entered into hereunder are not and will not be the assets of (A) an “employee benefit plan” (with the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, (B) a plan described in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) to which Section 4975 of the Code applies or (C) an entity whose underlying assets include “plan assets” by reason of Department of Labor regulation section 2510.3-101 (as modified by Section 3(42) of ERISA).

(x) Counterparty shall not become, and shall not take any action that with the passage of time or the satisfaction of conditions would or would reasonably be expected to cause it to become, an “affiliate” of the Issuer (as such term is defined in Section 101(2) of Title 11 of the United States Code (the “Bankruptcy Code”)) without the prior written consent of Citibank.

(y) Counterparty is not as of the date hereof, and shall not during the term of such Transaction become, an “affiliated purchaser” of the Issuer within the meaning of Rule 10b-18 under the Exchange Act.

(z) Counterparty shall reimburse Citibank and its affiliates for reasonable expenses of external counsel in connection with the preparation and negotiation of the Transaction and all related documentation.

(aa) Counterparty shall:

(i) maintain its own separate books and records and establish and maintain bank accounts;

(ii) at all times conduct its business solely in its own name in a manner not misleading to other persons as to its identity;

(iii) file its own tax returns, if any, as required under applicable law;

(iv) hold all of its assets in its own name and not commingle its assets with assets of any other persons, except as may be contemplated or permitted under this Master Confirmation;

(v) strictly comply with all organizational formalities to maintain its separate existence;

(vi) maintain separate records and accounts;

(vii) pay its own liabilities out of its own funds; and

(viii) cause the members, officers, agents and other representatives of Counterparty to act at all times with respect to Counterparty consistently and in furtherance of the foregoing.

(bb) Counterparty:

(i) does not have any indebtedness greater than $1,000,000, other than the obligations under the Transaction Documentation;

(ii) (x) does not have any obligations or liabilities relating to any Legacy Obligation and (y) is not, and has never been, a party to an agreement, or otherwise engaged in any activities, in each case, that could reasonably be expected to have a material adverse effect on (a) the financial condition of Counterparty or (b) the validity, legality or enforceability of any Transaction contemplated hereby; and

(iii) has duly obtained all licenses, permits, approvals, concessions or other authorizations necessary to the conduct of the business of the Counterparty, which are all in full force and effect.

“Legacy Obligation” means, without duplication, (i) any agreement entered into by Counterparty prior to the Trade Date for any Transaction, including without limitation any agreement under which Counterparty incurred any indebtedness or (ii) any other obligation of Counterparty (whether or not voluntary or involuntary, imposed by law, contract, tort or otherwise) relating to any fact or circumstance existing or occurring (or not occurring) prior to the Trade Date of any Transaction.

(cc) Counterparty:

A.

is entering into each Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act or any other insider trading, antifraud or anti-manipulation provisions of the federal or applicable state or provincial securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares during the Hedge Period. Counterparty further agrees to act in good faith with respect to each Transaction. Counterparty acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation (including, without limitation, the sale by Citibank or its affiliate into the public market in unsolicited brokerage transactions a number of Shares up to the Maximum Number of Shares in connection with the establishment of Citibank’s initial Hedge Positions with respect to such Transaction) complies with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 under the Exchange Act and such Transaction shall be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act.

B.

acknowledges and agrees that it has no right to, and will not seek to, control or influence Citibank’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3) under the Exchange Act) under each Transaction entered into under this Master Confirmation, including, without limitation, Citibank’s or its affiliate’s establishment of its initial Hedge Positions with respect to such Transaction.

C.

acknowledges and agrees that any amendment, modification, waiver or termination of any Transaction must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act or section 76 of the Securities Act (Ontario), and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information, fact or change regarding the Shares and/or the Issuer.

7. Acknowledgments: The parties hereto agree and acknowledge that:

(a) Citibank is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code.

(b) This Master Confirmation, each Supplemental Confirmation and each Credit Support Document is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder, thereunder or in connection herewith or therewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” and “transfer” within the meaning of Section 546 of the Bankruptcy Code, and any cash, securities or other property provided as performance assurance, credit support or collateral with respect to each Transaction is a “margin payment” and “transfer” within the meaning of Section 546 of the Bankruptcy Code, (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder, thereunder or in connection herewith or therewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code and constitute “settlement payments” as defined in Section 741(8) of the Bankruptcy Code, (iii) a “master netting agreement” and each of the parties thereto is a “master netting agreement participant”, each as defined in the Bankruptcy Code and (iv) an “eligible financial contract” as defined in applicable Canadian Insolvency Law.

(c) The Collateral Shares are “financial collateral” as defined in applicable Canadian Insolvency Law.

(d) The rights given to Citibank under this Master Confirmation, under each Supplemental Confirmation, the Agreement and each Credit Support Document upon the occurrence of an Event of Default with respect to the other party constitute a “contractual right” to cause the liquidation, termination or acceleration of, and to offset or net out termination values, payment amounts and other transfer obligations under or in connection with a “securities contract” and a “swap agreement” and a “contractual right” under a security agreement or arrangement forming a part of or related to a “securities contract” and a “swap agreement,” as such terms are used in Sections 555, 560, 561, 362(b)(6) and 362(b)(17) of the Bankruptcy Code.

(e) Citibank is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code and any comparable provisions of Canadian Insolvency Law.

8. Miscellaneous:

(a) Transfer. Notwithstanding any provision of the Agreement to the contrary, (i) Counterparty shall be entitled to pledge all of its rights and interest in any Transaction hereunder to Citibank and (ii) Citibank shall be entitled to assign its rights and obligations hereunder and under any Credit Support Document to make or receive cash payments or deliveries and other related rights to one or more entities that are wholly-owned, directly or indirectly, by Citigroup Inc., or any successor thereto and that (a) that has a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than the credit rating of Citigroup, Inc. at the time of such transfer or assignment, or (b) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Citibank generally for similar transactions, by Citibank or Citigroup, Inc. (each, a “Citibank Affiliate”); provided that (i) at the time of such assignment or transfer, Counterparty will not, and, as a result of such transfer, would not reasonably be expected at any time to, be required to pay to the Citibank Affiliate an amount in respect of an Indemnifiable Tax greater than the amount in respect of which Counterparty would have been required to pay to Citibank had such assignment or transfer not occurred; (ii) at the time of such assignment or transfer, Counterparty will not, and, as a result of such assignment or transfer, would not reasonably be expected at any time to, receive any payment from which an amount is required to be withheld or deducted for or on account of a Tax that would result in Counterparty receiving an amount (taking into account any additional amounts paid under Section 2(d)(i)(4) of the Agreement) that is less than the amount that Counterparty would have received from Citibank in the absence of such transfer or assignment; (iii) the Citibank Affiliate provides to Counterparty on or before the effective time of such assignment or transfer one duly executed and completed United States Internal Revenue Service Form W-9 or an applicable United States Internal Revenue Service Form W-8 (or successor thereto); (iv) neither an Event of Default with respect to which Citibank is the Defaulting Party nor a Termination Event with respect to which Citibank is an Affected Party has occurred and is continuing at the time of the assignment or transfer, and neither an Event of Default nor a Termination Event shall occur as a result of the assignment or transfer; (v) it will not become, and, as a result of such assignment or transfer, would not reasonably be expected at any time to become, unlawful for either party to perform any obligation under the Transaction as a result of such assignment or transfer; (vi) Counterparty would not, at the time and as a result of such assignment or transfer, reasonably be expected to be required to become subject to any registration or other qualification requirement, or to become subject to additional regulatory requirements under applicable law or regulation to which it would not otherwise have been subject absent such assignment or transfer, and (vii) Citibank provides to Counterparty written notice of such assignment or transfer reasonably promptly after such assignment or transfer specifying the date of such assignment or transfer. Unless Counterparty is notified in writing to the contrary, from and after such date specified for an assignment or transfer that complies with the foregoing, Counterparty will treat the Citibank Affiliate as Citibank for all purposes; provided further that Counterparty shall have recourse to Citibank in the event of the failure by a Citibank Affiliate to perform any of such obligations hereunder. Notwithstanding the foregoing, recourse to Citibank shall be limited to recoupment of Counterparty’s monetary damages and Counterparty hereby waives any right to seek specific performance by Citibank of its obligations hereunder. Such failure after any applicable grace period shall be an Additional Termination Event with the Transaction to which the failure relates as the sole Affected Transaction and Citibank as the sole Affected Party.

(b) Consent to Recording. Each party (i) consents to the recording of the telephone conversations of trading and marketing personnel of the parties and their affiliates in connection with the Agreement, this Master Confirmation and each Supplemental Confirmation and (ii) agrees to obtain any necessary consent of, and give notice of such recording to, such personnel of such party and such party’s affiliates.

(c) Severability; Illegality. If compliance by either party with any provision of a Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of such Transaction shall not be invalidated, but shall remain in full force and effect.

(d) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND CITIBANK HEREBY IRREVOCABLY WAIVES (ON SUCH PARTY’S OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF SUCH PARTY’S STOCKHOLDERS OR OTHER EQUITY HOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS MASTER CONFIRMATION, ANY SUPPLEMENTAL CONFIRMATION OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF CITIBANK OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

(e) Confidentiality. Citibank and Counterparty agree that (i) Counterparty is not obligated to Citibank to keep confidential from any and all persons or otherwise limit the use of any element of Citibank’s descriptions relating to tax aspects of the Transactions contemplated hereby and any part of the structure necessary to understand those tax aspects, and (ii) Citibank does not assert any claim of proprietary ownership in respect of such descriptions contained herein of the use of any entities, plans or arrangements to give rise to significant U.S. federal income tax benefits for Counterparty.

(f) Limit on Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement, this Master Confirmation or any Supplemental Confirmation, in no event shall Citibank be entitled to receive, or shall be deemed to receive, any Shares, exercise any right of rehypothecation or exercise remedies pursuant to the Security Agreement in respect of Shares constituting Collateral in connection with a Transaction if, immediately upon giving effect to such receipt of such Shares, (i) to the extent the Issuer is not a “foreign private issuer” (within the meaning of the Exchange Act) at such time, Citibank’s Beneficial Ownership would be equal to or greater than 8.0% of the outstanding Shares, (ii) Citibank’s Beneficial Ownership would, as reasonably determined by Citibank based on advice of outside counsel, require it to comply with beneficial ownership reporting requirements under Ontario securities legislation or under the securities legislation of any Canadian province or territory, or (iii) Citibank, Citibank Group (as defined below) or any person whose ownership position would be aggregated with that of Citibank or Citibank Group (Citibank, Citibank Group or any such person, a “Citibank Person”) under any U.S. or Canadian federal, provincial, state or local laws, regulations, regulatory orders or organizational documents or contracts of Issuer that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Citibank Person, or could result in an adverse effect on a Citibank Person, under Applicable Restrictions, as determined by Citibank in its reasonable discretion, and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Issuer or any contract or agreement to which Issuer is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination (each of clause (i), (ii) and (iii) above, an “Ownership Limitation”). If any delivery owed to Citibank hereunder is not made, in whole or in part, as a result of an Ownership Limitation, Citibank’s right to receive such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Scheduled Trading Day after, Citibank gives notice to Counterparty that such delivery would not result in any of such Ownership Limitations being breached. “Citibank’s Beneficial Ownership” means the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder (collectively, “Section 13”)) of and, as applicable, the “beneficial ownership of, or control or direction over” (within the meaning of securities legislation in Ontario) Shares, without duplication, by Citibank, together with any of its affiliates or joint actors or other person subject to aggregation with Citibank under Section 13 or Ontario securities legislation for purposes of determining beneficial ownership, control and direction, or by any “group” (within the meaning of Section 13) of which Citibank is or may be deemed to be a part (Citibank and any such affiliates, persons and groups, collectively, “Citibank Group”) (or, in the event that the Issuer ceases to be a foreign private issuer at any time after the date of this Master Confirmation, to the extent that the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number). Notwithstanding anything in the Agreement, this Master Confirmation or any Supplemental Confirmation to the contrary, Citibank (or the Citibank Affiliate designated by Citibank pursuant to Section 8(a) above) shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Shares that Citibank (or such affiliate) is not entitled to receive at any time pursuant to this Section 8(f), until such time as such Shares are delivered pursuant to this Section 8(f).

(g) Right to Extend. Citibank may divide a Component into additional Components and designate the Valuation Date and the Number of Shares for any Component comprised by such Transaction (and may make corresponding adjustments to the Final Disruption Date for the relevant Transaction) if Citibank determines, in its reasonable discretion, that such further division is necessary to preserve Citibank’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Citibank or one of its affiliates to effect transactions in the Shares in connection with its hedging or hedge unwind activity hereunder in a manner that would, including as if Citibank or such an affiliate were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements or with related policies and procedures applicable to Citibank.

9. Schedule Provisions:

(a) Credit Support Documents. Each of the Security Agreement and the Control Agreement constitutes a Credit Support Document with respect to Counterparty.

(b) Set-Off. Section 6(f) of the Agreement is amended by replacing “payable by the Payee to the Payer” with “payable by the Payee or its Affiliates to the Payer or its Affiliates”.

(c) Automatic Early Termination. Automatic Early Termination will not apply to Citibank or Counterparty.

(d) Additional Schedule Provisions.

(i) “Specified Entity” means (i) in relation to Counterparty for purposes of Sections 5(a)(v), 5(a)(vi), 5(a)(vii) and 5(b)(v), Ajay Kochhar and (ii) in relation to Citibank for purposes of Section 5(a)(v), all Affiliates, and for purposes of Sections 5(a)(vi), 5(a)(vii) and 5(b)(v), none.

(ii) “Specified Transaction” means any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into between Counterparty or an Affiliate of Counterparty and Citibank or an Affiliate of Citibank which is not a Transaction under the Agreement.

(iii) The “Cross-Default” provisions of Section 5(a)(vi) will apply to Counterparty. “Threshold Amount” means, USD 1,000,000 (or its equivalent in another currency).

(iv) The “Credit Event Upon Merger” provisions of Section 5(b)(v) will apply to Counterparty.

(v) “Multiple Transaction Payment Netting” will apply for the purpose of Section 2(c) of the Agreement to all Transactions starting from the date of this Master Confirmation.

(vi) Counterparty shall deliver a completed ISDA Canadian Representation Letter and such further onboarding documents Citibank may reasonably request to satisfy regulatory requirements (in Canada and elsewhere) and Citibank’s KYC policies.

(vii) For the purpose of disclosure pursuant to the Interest Act (Canada), the yearly rate of interest to which any rate of interest payable under this Agreement, which is to be calculated on any basis other than a full calendar year, is equivalent, may be determined by multiplying such rate by a fraction, the numerator of which is the actual number of days in the calendar year in which the period for which interest at such rate is payable ends and the denominator of which is the number of days of such other basis.

(viii) Each of the following shall be an Additional Termination Event with respect to which Counterparty shall be the sole Affected Party and all Transactions hereunder shall be Affected Transactions:

(i)

Counterparty or Ajay Kochhar shall have become subject to any investigation, proceeding, action or sanction of or by any governmental regulatory or self-regulatory authority, which, in any such case, the Calculation Agent determines is reasonably likely to have a material adverse effect on Counterparty; or

(ii)

the constitutive or organizational documents in respect of Counterparty in effect as of the date hereof (the “Corporate Documents”) are amended at any time on or after the date hereof without prior written notice to Citibank and, in the sole discretion of Citibank, such amendment would materially impact Counterparty’s rights or obligations under the Agreement or this Master Confirmation; or Counterparty fails to comply with the Corporate Documents.

(e) Tax Documents.

(i) Section 4(a)(iii) of the Agreement is hereby amended by adding prior to the existing text: “upon the earlier of learning that any such form or document is required or”.

(ii) Counterparty shall provide to Citibank a correct, completed and signed Internal Revenue Service Form W-8BEN-E or a successor thereto, and appropriate attachments, (i) upon execution of this Master Confirmation, (ii) prior to the date upon which the Form previously provided becomes invalid; (ii) promptly upon the reasonable request of Citibank; and (iii) promptly upon learning that any such form previously provided by Counterparty has become obsolete, incorrect or invalid.

(f) Change of Account. Section 2(b) of the Agreement is hereby amended by the addition of the following after the word “delivery” in the first line thereof: “to another account in the same legal and tax jurisdiction”.

10. Tax Provisions:

(a) Payer Representations: For the purpose of Section 3(e) of the Agreement, Citibank and Counterparty each hereby make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement or amounts payable hereunder that may be considered to be interest for United States federal income tax purposes) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) and/or Section 3(g) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b) Payee Representations. For the purpose of Section 3(f) of the Agreement:

(i) Citibank makes the following representations:

(A) Citibank is a national banking association organized under the laws of the United States and its U.S. taxpayer identification number is 13-5266470. It is “exempt” within the meaning of U.S. Treasury Regulations (the “Regulations”) sections 1.6041-3(p) and 1.6049-4(c) from information reporting on Form 1099 and backup withholding.

(B) Citibank is a “U.S. person” as that term is used in section 1.1441-4(a)(3)(ii) of the Regulations for U.S. federal income tax purposes.

(ii) Counterparty makes the following representations:

(A) No payment received or to be received by Counterparty under the Agreement will be effectively connected with the conduct of a trade or business by Counterparty in the United States.

(B) Counterparty is a “foreign person” as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations.

(c) Foreign Account Tax Compliance Act. The parties agree that the definitions and provisions contained in the ISDA 2012 FATCA Protocol as published by the International Swaps and Derivatives Association, Inc. on August 15, 2012, are incorporated into and apply to the Agreement as if set forth in full herein.

(d) HIRE Act Protocols. The parties agree that the definitions and provisions contained in the 2015 Section 871(m) Protocol as published by the International Swaps and Derivatives Association, Inc. are incorporated into and apply to the Agreement as if set forth in full herein.

11. Notices:

Addresses for notices or communications to Citibank:	Citibank, N.A.
390 Greenwich Street, 3rd Floor
New York, NY 10013
Attn: Eric Natelson, Sean Montgomery
Telephone: 212-723-5033
Fax: 347-853-7278
Email: eric.natelson@citi.com, sean.montgomery@citi.com, david.michael.niezelski@citi.com, tanish.raghavan@citi.com, eq.us.ses.notifications@citi.com, eq.us.corporates.middle.office@citi.com

Addresses for notices or communications to Counterparty:	2829908 Delaware LLC
10-2351 Royal Windsor Drive

Mississauga, Ontario, Canada L5J 4S7
Attn: Arun Kochhar
Telephone: 905-599-6781
Email: arun.kochhar@maplebriar.com

12. Account Details:

Payments to Citibank:	For any USD payments:

Citibank, N.A. New York
BIC: CITIUS33 (or ABA: 021-000-089)
F/O: Citibank New York
Beneficiary: 00167679
Ref: NY Swap Operations

Payments to Counterparty:	To be advised.

13. U.S. QFC Provisions.

(a) Recognition of U.S. Special Resolution Regimes. (i) In the event Citibank becomes subject to a proceeding under the FDI Act or OLA (together, the “U.S. Special Resolution Regimes”), the transfer of the Agreement, this Master Confirmation or any Supplemental Confirmation, and any interest and obligation in or under, and any property securing, the Agreement, this Master Confirmation or any Supplemental Confirmation, from Citibank will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Agreement, this Master Confirmation or any Supplemental Confirmation, and any interest and obligation in or under, and any property securing, the Agreement, this Master Confirmation or any Supplemental Confirmation were governed by the laws of the United States or a State of the United States; and (ii) in the event Citibank or any Citibank Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights with respect to the Agreement, this Master Confirmation or any Supplemental Confirmation that may be exercised against Citibank are permitted to be exercised to no greater extent than such Default Rights could be exercised under such U.S. Special Resolution Regime if the Agreement, this Master Confirmation or any Supplemental Confirmation, as the case may be, were governed by the laws of the United States or a State of the United States.

(b) Limitation on Exercise of Certain Default Rights Related to Citibank Affiliate’s Entry into Insolvency Proceedings. Notwithstanding anything to the contrary in the Agreement, this Master Confirmation or any Supplemental Confirmation or any other agreement, the parties hereto expressly acknowledge and agree that subject to Section 13(c), Counterparty shall not be permitted to exercise any Default Right against Citibank with respect to the Agreement, this Master Confirmation or any Supplemental Confirmation that is related, directly or indirectly, to a Citibank Affiliate becoming subject to an Insolvency Proceeding.

(c) General Creditor Protections. Nothing in Section 13(b) shall restrict the exercise by Counterparty of any Default Right against Citibank with respect to the Agreement or this Master Confirmation that arises as a result of:

(i) Citibank becoming subject to an Insolvency Proceeding; or

(ii) Citibank not satisfying a payment or delivery obligation pursuant to the Agreement, this Master Confirmation or any Supplemental Confirmation.

(d) Burden of Proof. After a Citibank Affiliate has become subject to an Insolvency Proceeding, if Counterparty seeks to exercise any Default Right with respect to the Agreement, this Master Confirmation or any Supplemental Confirmation, Counterparty shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted hereunder.

(e) Applicability of Section 13(a). The requirements of Section 13(a) apply notwithstanding Sections 13(b) and (c).

(f) General Conditions.

(i) Effective Date. The provisions set forth in this Section 13 will come into effect on the later of the Applicable Compliance Date and the date of this Master Confirmation.

(ii) Prior Adherence to the U.S. Protocol. If Citibank and Counterparty have adhered to the ISDA U.S. Protocol prior to the date of this Master Confirmation, the terms of the ISDA U.S. Protocol shall be incorporated into and form a part of this Master Confirmation and shall replace the terms of this Section 13. For purposes of incorporating the ISDA U.S. Protocol, Citibank shall be deemed to be a Regulated Entity, Counterparty shall be deemed to be an Adhering Party and each of the Agreement and this Master Confirmation shall be deemed to be a Protocol Covered Agreement.

(iii) Subsequent Adherence to the U.S. Protocol. If, after the date of this Master Confirmation, both Citibank and Counterparty shall have become adhering parties to the ISDA U.S. Protocol, the terms of the ISDA U.S. Protocol will supersede and replace this Section 13.

(g) Definitions. For the purposes of Section 13, the following definitions apply:

“Applicable Compliance Date” with respect to the Agreement, this Master Confirmation or any Supplemental Confirmation shall be determined as follows: (a) if Counterparty is an entity subject to the requirements of the QFC Stay Rules, January 1, 2019, (b) if Counterparty is a Financial Counterparty (other than a Small Financial Institution) that is not an entity subject to the requirements of the QFC Stay Rules, July 1, 2019 and (c) if Counterparty is not described in clause (a) or (b), January 1, 2020.

“BHC Affiliate” has the same meaning as the term “affiliate” as defined in, and shall be interpreted in accordance with, 12 U.S.C. 1813(w) and 12 U.S.C. 1841(k).

“Citibank Affiliate” means, with respect to Citibank, a BHC Affiliate of that party.

“Consolidated Affiliate” has the same meaning specified in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“Counterparty Affiliate” means a Consolidated Affiliate of Counterparty.

“Default Right” means, with respect to the Agreement, this Master Confirmation or any Supplemental Confirmation (including any related Transaction), any:

(a) right of a party, whether contractual or otherwise (including, without limitation, rights incorporated by reference to any other contract, agreement, or document, and rights afforded by statute, civil code, regulation, and common law), to liquidate, terminate, cancel, rescind, or accelerate such agreement or transactions thereunder, set off or net amounts owing in respect thereto (except rights related to same-day payment netting), exercise remedies in respect of collateral or other credit support or property related thereto (including the purchase and sale of property), demand payment or delivery thereunder or in respect thereof (other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure), suspend, delay, or defer payment or performance thereunder, or modify the obligations of a party thereunder, or any similar rights; and

(b) right or contractual provision that alters the amount of collateral or margin that must be provided with respect to an exposure thereunder, including by altering any initial amount, threshold amount, variation margin, minimum transfer amount, the margin value of collateral, or any similar amount, that entitles a party to demand the return of any collateral or margin transferred by it to the other party or a custodian or that modifies a transferee’s right to reuse collateral or margin (if such right previously existed), or any similar rights, in each case, other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure; but

(c) solely with respect to Section 13(b) does not include any right under a contract that allows a party to terminate the contract on demand or at its option at a specified time, or from time to time, without the need to show cause.

“FDI Act” means the Federal Deposit Insurance Act and the regulations promulgated thereunder.

“Financial Counterparty” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.

“ISDA U.S. Protocol” means the ISDA 2018 U.S. Resolution Stay Protocol, as published by ISDA on July 31, 2018.

“OLA” means Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.81–8 (the “Federal Reserve Rule”), 12 C.F.R. 382.1-7 (the “FDIC Rule”) and 12 C.F.R. 47.1-8 (the “OCC Rule”), respectively. All references herein to the specific provisions of the Federal Reserve Rule, the FDICs Rule and the OCC Rule shall be construed, with respect to Citibank, to the particular QFC Stay Rule(s) applicable to it.

“Small Financial Institution” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“State” means any state, commonwealth, territory, or possession of the United States of America, the District of Columbia, the Commonwealth of Puerto Rico, the Commonwealth of the Northern Mariana Islands, American Samoa, Guam, or the United States Virgin Islands.

14. Foreign Private Issuer Status. Counterparty will provide a written notice to Citibank promptly upon becoming aware that the Issuer is not or will no longer be a “foreign private issuer”, as defined in Rule 3b-4 of the Exchange Act.

Please confirm by signing below that the foregoing correctly sets forth the terms of the agreement between Citibank and Counterparty with respect to any Transaction contemplated by this Master Confirmation and return to us.

Yours sincerely,

CITIBANK, N.A.

By:
Authorized Representative

Confirmed as of the date first above written:

2829908 DELAWARE LLC

By:
Name:
Title:

[Signature Page to Master Confirmation for Prepaid Forward Transactions]

ANNEX A

FORM OF SUPPLEMENTAL CONFIRMATION

Date:	[__________], 20[__]

To:	2829908 Delaware LLC
10-2351 Royal Windsor Drive Mississauga, Ontario, Canada L5J 4S7 Attn: Ajay Kochhar Telephone: 647-966-2025 Email: ajay.kochhar@li-cycle.com

From:	Citibank, N.A.

Fax No.:	212-615-8985

Reference Number:        [    ]

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Citibank, N.A. (“Citibank”) and 2829908 Delaware LLC, a Delaware limited liability company (“Counterparty”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Citibank and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1. This Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as of May [19], 2023 between Citibank and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”). All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2. The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[_________, 20__]

Maximum Number of Shares:	To be the lesser of (i) then-current available volume under, and determined in accordance with, paragraph (e) of Rule 144 as of the Hedge Period Start Date (such volume, the “Available Rule 144 Volume”) and (ii) the applicable Maximum Number of Shares set forth in the table below (it being understood, for the avoidance of doubt, that if the Available Rule 144 Volume is less than the highest Maximum Number of Shares set forth in the table below (such number, the “Highest Maximum Number of Shares”), Citibank will establish its initial Hedge Positions by exhausting the Maximum Number of Shares starting from the lowest relevant row of the table until it reaches the Available 144 Volume).

	Initial Share Price	Maximum Number of Shares
	Equal to or greater than USD [___]	[___]
	Equal to or greater than USD [___] and below USD [___]	[___]
	Equal to or greater than USD [___] and below USD [___]	[___]

Number of Components	[___], or such other number determined in Citibank’s discretion if the Number of Shares is less than the Highest Maximum Number of Shares.

Annex A - 1

Hedge Period Start Date:	As set forth in the Pricing Supplement, to be the later of (i) the 91st day after the Trade Date and (ii) the earlier of (x) the second Exchange Business Day following the disclosure of the Issuer’s financial results in a Form 6-K or Form 20-F for the completed fiscal quarter in which the Transaction was entered into and (y) the 121st day after the Trade Date.

Cutoff Date:	As set forth in the Pricing Supplement, to be the 40th Scheduled Trading Day following the Hedge Period Start Date.

Hedge Parameters:	On any Scheduled Trading Day during the Hedge Period, Citibank will use commercially reasonable efforts to establish its initial Hedge Positions by targeting the sale of a number of Shares approximately consistent with the Target Volume Range that corresponds to the Daily VWAP on such Scheduled Trading Day.

Target Volume Range:	The product of (x) such Scheduled Trading Day’s Daily Volume and (y) the target volume percentage determined by reference to the table below based on the Daily VWAP on such Scheduled Trading Day; provided that, to the extent the Intraday VWAP on any given Scheduled Trading Day during the Hedge Period moves across more than one range of prices in the table below under the column “Daily VWAP”, Citibank may use any of the target volume percentage that corresponds to such price ranges in its discretion (e.g., if such Intraday VWAP moves between the highest two rows under the column “Daily VWAP”, Citibank may use the target volume percentage of either of the highest two rows under the column “Target Volume Percentage”).

	Daily VWAP	Target Volume Percentage
	Equal to or greater than USD [___]	[___]%
	Equal to or greater than USD [___] and below USD [___]	[___]%
	Equal to or greater than USD [___] and below USD [___]	[___]%
	Below USD [___]	[___]%

Daily Volume:	On any Scheduled Trading Day during the Hedge Period, the daily trading volume of the Shares on transactions executed in the United States (excluding elements of such trading volume that may be attributed to any block trade that occurs on such Scheduled Trading Day) in respect of the period from 9:30 a.m. New York City time to 4:00 p.m. New York City time on such Scheduled Trading Day, as determined by the Calculation Agent.

Daily VWAP:	With respect to each Scheduled Trading Day during the Hedge Period, the daily volume-weighted average price per Share on such Scheduled Trading Day in respect of the period from 9:30 a.m. New York City time to 4:00 p.m. New York City time on such Scheduled Trading Day, as reasonably determined by the Calculation Agent by reference to the Bloomberg Page “LICY <equity> AQR <Go>” (or any successor page thereto), as published by Bloomberg at 4:15 p.m. New York City time on such Scheduled Trading Day; provided that, if such price is not so reported for any reason or is, in manifest error, a price determined

Annex A - 2

by reference to another objective price source or objective pricing inputs selected by the Calculation Agent; provided, further, that, to the extent Citibank or its affiliates finished establishing Citibank’s initial Hedge Positions in respect of the Highest Maximum Number of Shares prior to the Scheduled Closing Time of the Exchange, the Daily VWAP for such Scheduled Trading Day shall be adjusted by the Calculation Agent based on the timing and duration of Citibank or its affiliates’ transactions in the Shares to establish Citibank’s initial Hedge Positions in respect of the Transaction on such Scheduled Trading Day.

Intraday VWAP:	With respect to any time between 9:30 a.m. New York City time to 4:00 p.m. New York City time on any Scheduled Trading Day during the Hedge Period, the intraday volume-weighted average price per Share as of such time, as reasonably determined by the Calculation Agent by reference to the Bloomberg Page “LICY <equity> AQR <Go>” (or any successor page thereto).

Prepayment Percentage:	[__]%

Forward Floor Percentage:	[__]%

Forward Cap Percentage:	[__]%

Final Disruption Date:	As set forth in the Pricing Supplement, to be the 8th Scheduled Trading Day following the final Valuation Date.

Notwithstanding anything to the contrary, the Scheduled Valuation Date for the first (1st) Component of the Transaction shall be one (1) year anniversary of the Hedge Period Start Date (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day), and the Scheduled Valuation Date for all other Components of the Transaction shall be the Scheduled Trading Day immediately following the Scheduled Valuation Date for the immediately preceding Component.

Annex A - 3

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Supplemental Confirmation relates by manually signing this Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.

Yours sincerely,

CITIBANK, N.A.

By:
Authorized Representative

Confirmed as of the date first above written:

2829908 DELAWARE LLC

By:
Name:
Title

Annex A – 4

ANNEX B

FORM OF PRICING SUPPLEMENT

Date:	[__________], 20[__]

To:	2829908 Delaware LLC (“Counterparty”)

From:	Citibank, N.A. (“Citibank”)

The purpose of this communication is to notify you of certain terms of the Transaction entered into on the Trade Date specified below between Counterparty and Citibank.

1. This Pricing Supplement supplements, forms a part of, and is subject to (i) the Supplemental Confirmation dated as of [    ] between Counterparty and Citibank (the “Supplemental Confirmation”) and (ii) the Supplemental Confirmation is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated May [19], 2023 between Counterparty and Citibank (as amended and supplemented from time to time, the “Master Confirmation”). All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Pricing Supplement, except as expressly modified below, and capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Master Confirmation or the Supplemental Confirmation.

Trade Date:	[_________, 20__]
Hedge Period Start Date:	[_________, 20__]
Hedge Completion Date:	[_________, 20__]
Cutoff Date:	[_________, 20__]
Initial Share Price:	[___].
Forward Floor Price:	USD[___]
Forward Cap Price:	USD[___]
Prepayment Amount:	USD[___]
Prepayment Date:	[___]
Final Disruption Date:	[_________, 20__]

For each Component of the Transaction, the Number of Shares and the Scheduled Valuation Date are as set forth below.

Component Number	Number of Shares	Scheduled Valuation Date
1	[ ]	[ ]
2	[ ]	[ ]
3	[ ]	[ ]
4	[ ]	[ ]
5	[ ]	[ ]
6	[ ]	[ ]
7	[ ]	[ ]
8	[ ]	[ ]
9	[ ]	[ ]
10	[ ]	[ ]
...	[ ]	[ ]

Annex B – 1

Yours sincerely,

CITIBANK, N.A.

By:
Authorized Representative

Annex B – 2